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                                            Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-00834



            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 8, 1997


                            SDW HOLDINGS CORPORATION


            1,500,000 SHARES 15% SENIOR EXCHANGEABLE PREFERRED STOCK
                      15% SUBORDINATED EXCHANGE DEBENTURES
                           3,000,000 CLASS A WARRANTS
                            150,000 CLASS B WARRANTS
                                  COMMON STOCK


  This Prospectus Supplement relates to the securities set forth above.

     On November 13, 1997, SDW Holdings Corporation ("Holdings"), an indirect subsidiary of Sappi Limited ("Sappi") called for the redemption all of the outstanding shares of its 15% Senior Exchangeable Preferred Stock (the "Preferred Stock"). Holdings will redeem the Preferred Stock on December 15,
1997 (the "Redemption Date").   The redemption is made pursuant to Section 4(a)
of Holdings' Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions thereof, as Amended (the "Certificate of Designations"), pursuant to which the redemption price is 100% of the Specified Amount, as defined in the Certificate of Designations, plus accrued and unpaid dividends through the Redemption Date. The aggregate redemption price is $58,212,414 or $38.81 per share of Preferred Stock (the "Redemption Price"). Redemption of the Preferred Stock is being made at the option of the Company pursuant to the Certificate of Designations. Payment of the Redemption Price will be made only on presentation and surrender of (i) certificates representing the shares of Preferred Stock and (ii) completion of the appropriate tax forms. Dividends on the Preferred Stock shall cease to accrue on and after the Redemption Date, and holders of Preferred Stock will not have any rights as such holders other than the right to receive the redemption price, without interest, upon surrender of the Preferred Stock.

     This Prospectus Supplement relates to the securities set forth above.

          The date of this Prospectus Supplement is November 18, 1997.